Exhibit 99.1
Cary Turner
(817) 252-8400
Pier 1 Imports, Inc. Announces Retirement of
Chairman & CEO Marvin J. Girouard and Election of Alex W. Smith as
Board Member, President and Chief Executive Officer
FORT WORTH, TEXAS, January 30, 2007 – Pier 1 Imports, Inc. (NYSE:PIR) announced that Marvin J. Girouard, its current Chairman and Chief Executive Officer will retire on February 19, 2007 from the Company and its Board. On that date, Mr. Girouard will resign his director and officer positions with the Company, its subsidiaries and affiliates. The Company also announced that its Board of Directors has chosen and elected Alex W. Smith, age 54, to serve as a director on the Board and as President and Chief Executive Officer of the Company, effective February 19, 2007.
“Alex is a career retailer having spent a significant part of his early career on the merchandising side for department and specialty stores. Since 1995, Alex has held leadership positions as President — TK Maxx in the United Kingdom, Executive Vice President — International, and most recently Senior Executive Vice President — Group President with The TJX Companies, Inc., proving his capability to successfully run large divisions of a publicly traded international retailer. He has played a key role throughout his career in the companies for which he worked and he has the necessary understanding of the retail industry in North America and globally to lead the Company,” said Tom Thomas, who will become non-executive Chairman of the Pier 1 Imports’ Board of Directors on February 19, 2007. “Alex’s knowledge and experience gained in a retail career of over 30 years, including his experience with well known retail brands, makes him the right person to lead Pier 1 Imports back to its position as the leader in home furnishings, gifts and decorative accessories.”
“Pier 1 Imports is a respected and affectionately regarded brand. Being chosen to lead the Company and its loyal associates in creating an exciting shopping experience for our customers is gratifying,” said Alex. “I am excited about working with all aspects of the business to produce the historically great results to which Pier 1 Imports has been accustomed.”
Marvin J. Girouard, outgoing Chairman and Chief Executive Officer, was acknowledged by the Board for his contributions to the Company. “The Board applauds Marvin’s tenured and hard working contributions to Pier 1 Imports throughout the years,” said Mr. Thomas. “We are very grateful for his commitment to the Company, for his years of leadership and for the class which he brought to his service as an executive.”
“I have enjoyed working with the Board of Directors, management and all the associates at Pier 1 Imports over almost 32 years,” said Mr. Girouard. “Pier 1 Imports is a great company, and I wish Alex and the Pier 1 associates lots of success in the years ahead.”
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The Company also reported today that Mr. Smith and Pier 1 Imports entered into an employment agreement that sets forth the terms of his employment, including the following compensation package:
■	Base salary of $1,000,000 per year.

■	A first year bonus between $500,000 and $750,000, at the Board’s direction.

■	Stock option grants to purchase three million shares of Pier 1 Imports common stock, all of which are employment-inducement awards, outside of Pier 1 Imports stock option plans, that require public announcement in accordance with NYSE Rule 303A.08, as follows:
t	One million option grants will vest on the first anniversary of the date of grant.

t	One million option grants will vest based on performance targets, related to increasing shareholder value, for the Company’s 2009 fiscal year.

t	One million option grants will vest based on performance targets, related to increasing shareholder value, for the Company’s 2010 fiscal year.
Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company’s most recently filed report on Form 10-Q. Management’s expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of appropriate sites for locating stores and distribution centers, availability of a qualified labor force and management, the availability and proper functioning of technology and communications systems supporting the Company’s key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. Refer to the Company’s most recent SEC filings for discussion of these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
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Pier 1 Imports, Inc. is North America’s largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports® stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids® stores in the United States. Information about the Company is available on www.pier1.com.